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                 May 3, 2022

       G. Michael Sievert
       Chief Executive Officer
       T-Mobile US, Inc.
       12920 SE 38th Street
       Bellevue, Washington 98006

                                                        Re: T-Mobile US, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed April 22,
2022
                                                            File No. 333-264451

       Dear Mr. Sievert:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              John Lawrence